U.S. Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

MARCH 10, 2009
Date of Report (Date of earliest event Reported)

MESA LABORATORIES, INC.
(Exact Name of Small Business Issuer as Specified in its Charter)

Commission File Number: 0-11740

COLORADO (State or other Jurisdiction of Incorporation or Organization)	84-0872291 (I.R.S. Employer Identification No.)

12100 WEST SIXTH AVENUE, LAKEWOOD, COLORADO (Address of Principal Executive Offices)	80228 (Zip Code)

Issuer’s telephone number, including area code: (303) 987-8000

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Mesa Laboratories, Inc., a supplier of instruments and consumables for healthcare and manufacturing quality control applications, today announced the appointment of Dr. John J. Sullivan to the position of Chief Executive Officer (CEO), replacing Luke R. Schmieder, who has been the CEO since founding the company in 1982.  Mr. Schmieder is retiring from Mesa and resigning his positions of CEO and Treasurer, but will retain his position as Chairman of the Board of Directors.  In addition to assuming the new CEO position, Dr. Sullivan will retain his position as President and will be named to the Board of Directors.

Dr. Sullivan has been with Mesa since 2004 when he joined the company as Vice President of Sales and Marketing.  He was named to the position of President and Chief Operating Officer in 2006 and has been responsible for day-to-day operations of the company since that time.  Prior to joining Mesa, Dr. Sullivan was with Varian, Inc., a major analytical instrument manufacturer, for 16 years where he held various positions in Research and Development, Sales and Marketing Management and in Business Development.  Prior to Varian, Dr. Sullivan was with the U.S. Food and Drug Administration’s Seattle District Laboratory for 5 years where he held the position of Senior Research Scientist.  Dr. Sullivan holds a Bachelor of Science degree in Biology from Western Washington University and a Ph.D. degree in Food Science from the University of Washington.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

d)	Exhibits:

99.1 Press Release issued March 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MESA LABORATORIES, INC. (Issuer)

Date: March 10, 2009	By:	/s/ John J. Sullivan, Ph.D.
John J. Sullivan, Ph.D.
Chief Executive Officer and President

INDEX TO EXHIBITS

Exhibit No. 99.1	Description Press release dated March 10, 2009	Method of Filing Filed herewith